Exhibit 10.51

Ovintiv Canadian Investment Plan

Amended and Restated effective January 24, 2020

Ovintiv Canadian Investment Plan

Amended and Restated effective January 24, 2020

Purpose of the Plan

The Ovintiv Canadian Investment Plan has been established to provide Employees with an opportunity to save for short-term, long-term and retirement savings objectives. In addition, the Plan provides an opportunity for Employees to participate in the future of the Company through share ownership.

Ovintiv Canadian Investment Plani

Amended and Restated effective January 24, 2020

Ovintiv Canadian Investment Plan1

Amended and Restated effective January 24, 2020

Article IDefinitions

1.1	For the purposes of this Investment Plan each of the following capitalized terms shall have the meaning referred to below:

“Board of Directors” means the Board of Directors of Ovintiv Canada ULC, as may be constituted from time to time.

“Cash Account” means a cash account established specifically by the Trustee for certain Participants as provided herein.

“Company” means Ovintiv Canada ULCand any affiliate or subsidiary company or any partnership which is wholly owned by Ovintiv Canada ULC, its affiliates and/or subsidiary companies, or any of them, and which is designated as a participating company or partnership by the Company or is deemed to be a participating company under Revenue Rules. Notwithstanding the foregoing, where any reference in the Plan is made to any action to be taken, consent, approval or opinion to be given, discretion or decision to be exercised by the Company, "Company" means Ovintiv Canada ULC acting through the Board of Directors or any authorized committee, officer or delegate for the purposes of the Plan.

“Earnings” means the basic periodic salary of the Participant, excluding, without limitation, any bonus or any other additional periodic or discretionary payment, long-term incentive compensation, living allowance, overtime payment, shift differential, payment in lieu of vacation, contribution or premium paid by the Company in respect of any employee benefit or otherwise, honorarium, director's fee, commission, or any other type of additional earnings of any nature whatsoever as may be determined by the Company in its sole discretion. "Earnings" includes the portion of earnings with a foreign associate or affiliate of the Company recognized by the Company as basic periodic salary and, in which case, the Earnings are deemed to have been received from the Company.

“Effective Date” means September 1, 2002.

“Employee” means any person who is an employee of the Company, as determined by the Company in its sole discretion, excluding a member of the Board of Directors who is not employed by the Company in another capacity. Any person who is:

(a)	suffering from a physical or mental impairment that prevents the individual from performing the duties of the employment in which the person was engaged prior to the commencement of the impairment;

(b)	receiving a disability benefit from a Company-sponsored or government-sponsored disability insurance program; and

(c)	recognized by the Company as an employee

shall be deemed to be an Employee for the purposes of this Plan only, subject to the terms herein.

“Fund” means the corpus and all earnings and/or additions thereon and thereto held by the Trustee under the Trust Agreement.

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Amended and Restated effective January 24, 2020

“Leave of Absence” means a Company approved leave with or without pay depending on the nature of the leave.

“Leave of Absence Policy” means the policy or practice which may be established and amended by the Company from time to time in respect of leaves of absences by Employees, whether paid or unpaid.

“High Performance Results Award” means the discretionary incentive payment which may be granted by the Company in its sole discretion to Employees under such short-term incentive program as may be established and amended by the Company from time to time.

“Ovintiv Benefits Program” means the benefits program for Canadian employees, as may be established and amended by the Company from time to time.

“Ovintiv Share Account” means the account or other facility in which certain contributions to the Plan which have been invested in common shares of the Company may be held, as described in Article 6.4.

“Participant” means any Employee who fulfills the eligibility requirements set forth in Article III who enrolls in the Plan in accordance with Article IV.

“Participant’s Accounts” means all cash, securities, mutual funds and other assets derived from contributions by the Participant and from the Company pursuant to Article V and which are held, from time to time, by the Trustee under the Plan for the benefit of a Participant. These accounts will be comprised of an Ovintiv Share Account (established as an Employee Profit Sharing Account), and may include, at the Participant’s direction, a Portfolio Non-Registered Retirement Savings Plan Account and a Portfolio Registered Retirement Savings Plan Account.

“Plan” means the Ovintiv Canadian Investment Plan, established with effect from September 1, 2002, including any amendments that may be made by the Company from time to time.

“Registered Retirement Savings Plan” means an investment option qualified for such purposes under the Income Tax Act (Canada), as may be amended from time to time.

“Retirement Plan” means the Ovintiv Canadian Pension Plan effective January 1, 2003, including any amendments that may be made by the Company from time to time.

“Revenue Rules” means the provisions of the Income Tax Act (Canada) and the rules and regulations adopted thereunder by the Minister of National Revenue, as may be amended from time to time.

“Trustee” means the trustee, or successor thereof, appointed by the Company to hold the Fund pursuant to the terms and conditions of the Trust Agreement.

“Trust Agreement” means the agreement or contract entered into between the Company and the Trustee establishing and maintaining the Fund, including any amendments thereto, pursuant to which the Trustee shall administer the Plan.

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Amended and Restated effective January 24, 2020

Article IIEstablishment of the Plan

2.1	Plan Commencement

This Plan shall be established effective September 1, 2002.

2.2	Components of the Plan

This Plan is comprised of an Ovintiv Share Account, a Portfolio Non-Registered Retirement Savings Plan Account and a Portfolio Registered Retirement Savings Plan Account; defined herein as the Participant’s Accounts.

Article IIIEligibility and Participation

3.1	Eligibility and Commencement

An Employee shall become eligible to become a Participant of the Plan on the first day of the month coincident with or following his appointment as a permanent Employee.

3.2	Total and Permanent Disability

A Participant who is separated from employment by reason of total and permanent disability as determined by the Company’s long term disability insurance carrier shall continue to be a Participant, but Employee and Company contributions shall cease.

3.3	Leave of Absence

A Participant on a Leave of Absence shall continue as a Participant during such periods subject to such terms and conditions of the Leave of Absence Policy, or such other terms and conditions as may be approved and/or required by the Company from time to time.

Article IVEnrollment in the Plan

4.1	Enrollment Procedure

To enroll as a Participant, an Employee must complete, sign and deliver such enrollment forms and/or other documentation or complete such processes as may be required by the Trustee and/or the Company from time to time.

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Article VContributions to the Plan

5.1	Employee Contributions

A Participant may elect to contribute to the Plan in increments of 1% of the Participant’s Earnings, up to a maximum of 25% of his Earnings.

5.2	Rate of Contributions

The Participant shall select his rate of contribution upon enrollment in the Plan. Thereafter, Participant shall be entitled to increase or decrease such contribution rate in increments of 1% of Earnings, effective as of the first day of any subsequent month, provided the Participant provides such notice as may be required by the Company and/or the Trustee from time to time. Contributions shall be made by payroll deduction from the Participant’s Earnings unless there are sufficient flexible benefits credits generated as a result of the Participant’s participation in the Ovintiv Benefits Program.

5.3	Suspension of Contributions

A Participant may elect to suspend contributions, effective the first day of the month following such election, at any time upon providing such notice as may be required by the Company and/or the Trustee from time to time. In such case, the Participant shall remain a Participant subject to the provisions of Article VIII. The Participant may elect to recommence contributions at any time by providing such notice as may be required by the Company and/or the Trustee. Where the Participant so elects, contributions shall recommence effective the first day of the month following the date of such election.

5.4	Participants on International Assignment

Due to legislative or other restrictions, the contribution rate of Participants assigned by the Company to international locations may be restricted by the Company for the duration of such assignment, and the Company shall take such steps as necessary to comply with such restrictions in accordance with Articles 6.5 and 9.6.

5.5	Contributions During Leave of Absence

A Participant granted an unpaid Leave of Absence may elect to make contributions, in increments of 1% of Earnings, to a maximum of 25% of Earnings, for the duration of the leave, provided such contributions are permitted by the Company’s Leave of Absence Policy (as applicable) and the Participant provides such notice as may be required by the Company and/or the Trustee from time to time including, where requested, advance payment for such contributions in such intervals and in such form(s) as may be required by the Company from time to time.

A Participant granted a paid Leave of Absence shall be entitled to continue to make contributions for the duration of the leave.

5.6	Company Contributions

The Company shall contribute to the Plan on behalf of each Participant an amount equal to 100% of the Participant’s contribution under Article 5.1, up to a maximum of 5% of the

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Participant’s Earnings. If the credits generated through the Ovintiv Benefits Program are insufficient to enable the Participant’s contribution to be matched by the Company as provided herein, the remaining funds will be funded by payroll deduction from the Participant’s Earnings.

5.7	Corporate High Performance Awards

Subject to the attainment of specified annual performance targets, as may be established and approved by the Company from time to time in its sole discretion, the Company may contribute a portion of the Participant’s High Performance Results Award to the Participant’s Ovintiv Share Account.

5.8	Deposit of Contributions

All contributions by Participants and by the Company shall be forwarded by the Company on a periodic basis to the Trustee for investment as described in Article VI.

Article VIInvestment of Contributions

6.1	Employee and Company Contributions

Upon enrollment in the Plan, the Participant shall provide instructions to the Trustee as to the investment of his contributions by submitting such forms and/or completing such processes as may be required by the Trustee and/or the Company from time to time. The Participant may elect that his contributions be invested in one or more of the registered or non-registered investment options offered by the Trustee from time to time.

6.2	Default Investment Option

Where the Participant fails to provide the Trustee with investment instructions in accordance with Article 6.1, the Participant’s contributions shall be directed, provided an application form has been completed by the Participant, by the Trustee to an investment option as determined by the Company from time to time until such time as investment instructions are provided by the Participant to the Trustee in accordance with Article 6.1.

Where the Participant elects to direct their funds to the Portfolio Registered Retirement Savings Plan account, but fails to complete an application form and/or such other documentation as may be required by the Trustee or the Company from time to time, the funds shall be directed, provided a Portfolio Non-Registered Retirement Savings Plan account application form has been completed by the Participant, by the Trustee to an investment option as determined by the Company from time to time in the Portfolio Non-Registered Retirement Savings Plan Account until such time as a Portfolio Registered Retirement Savings Plan account application form and/or other required documentation, completed by the Participant, has been received by the Trustee.

6.3	Change of Investments

A Participant may reallocate investments held in his Participant’s Account(s) and/or change the investment direction for future contributions to his Participant’s Account(s) at

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any time, provided the Participant provides such notice as may be required by the Trustee from time to time.

6.4	Ovintiv Share Account

Company contributions and as necessary, Participant contributions representing the Company match to a maximum of 5% of Earnings under Article 5.6, will be invested in common shares of the Company through the facility of a recognized stock exchange.

6.5	Designation of Contributions during International Assignment

Where legislative or other restrictions limit the ability of a Participant and/or the Trustee in the holding and/or trading of investments, the Company, in its sole discretion, shall be entitled to take or to instruct the Trustee to take, as appropriate, such action as the Company deems necessary to comply with applicable law and/or such restrictions, including but not limited to, directing the Trustee to transfer all or part of a Participant’s Accounts, as well as any of Participant’s subsequent contributions, to a Cash Account.

Article VII Withdrawals from the Plan

7.1	Participant’s Account Withdrawal

A Participant may withdraw a portion or all of his Participant Account upon providing such notice as may be required by the Trustee from time to time. Such withdrawal shall be subject to such withdrawal and/or transfer fees and/or other charges as may be prescribed by the Trustee from time to time.

7.2	Form of Withdrawal

a)

Pursuant to Article 7.1, a Participant may withdraw Company shares in the Ovintiv Share Account in any combination of certificates or cash or, to the extent permitted by the Trustee, partial units or partial shares. The cash payment, when so elected, shall be equal to the value of the units and shares realized upon the sale or disposition of such units or shares by the Trustee, subject to required settlement processes and fees.

b)

Pursuant to Article 7.1, a Participant may withdraw funds from his Portfolio Non-Registered Retirement Savings Account and/or Portfolio Registered Retirement Savings Plan Account. In the case of withdrawals from the Portfolio Registered Retirement Savings Plan Account, the Trustee will withhold such tax as may be required by applicable law and/or other requirements.

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Amended and Restated effective January 24, 2020

Article VIII Termination of Participation

8.1	Retirement

A Participant who is retired pursuant to the provisions of the Retirement Plan shall cease to be an Employee under the terms herein and shall effect a total withdrawal, in such form as he may elect, in accordance with Articles 7.1 and 7.2.

8.2	Death

In the event of the death of a Participant, there shall be paid to his named beneficiary an amount as if a total withdrawal had been affected under Articles 7.1 and 7.2. If no beneficiary has been designated by the Participant, such payment shall be made to his estate. No payment shall be authorized in the case of the death of a Participant until the appropriate documentation authorizing such distribution has been received by the Trustee and is in compliance with applicable laws and/or restrictions.

8.3	Termination of Employment

A Participant who ceases to be an Employee for any reason other than death, disability or retirement shall effect a total withdrawal in such form as he may elect in accordance with Article 7.1 and 7.2.

8.4	Failure to Withdraw Funds

Where a Participant who ceases to be an Employee fails to take such steps as necessary to withdraw his funds from his Participant Account, the Trustee shall, after a reasonable period, not less than ninety (90) days from the cessation of Participant’s employment, close the Participant’s Account and disperse all remaining funds to the Participant. Remaining registered funds will be transferred by the Trustee into another registered retirement savings account.

Article lXAdministration of the Plan

9.1	Plan Administration

The Company shall be responsible for the general administration and operation of the Plan and may, in its discretion, appoint an authorized delegate or delegates who shall be responsible for day-to-day administration thereof.

9.2	Plan Interpretation

The Company, or any authorized delegate(s) appointed pursuant to Article 9.1 (as applicable), shall have the power to take all action and to make all decisions and interpretations which may be necessary or appropriate to administer and operate the Plan including, without limitation, in respect of eligibility, periods of contributory participation, prescription of Company required forms and enforcement of such rules and regulations as it may deem necessary, and shall be entitled to waive any period of ineligibility in respect of any Participant.

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9.3	Plan Assets

All assets of and contributions to the Plan shall be held in the Fund and administered by the Trustee in accordance with the terms of the Trust Agreement. The Trustee shall not make any payment from the Plan in respect of any Participant’s Account except in accordance with the terms hereof and the Trust Agreement, as applicable, as may be interpreted from time to time by the Company, acting reasonably.

9.4	Payment of Costs

Expenses pertaining to the normal administration of the Plan including administration fees for the Trustee shall be paid by the Company. Investment management fees and transaction fees charged by the Trustee as specified in the Trust Agreement shall be paid by the Employee and charged by the Trustee against each Participant Account or transaction proceeds.

9.5	Deductions from Payments

All amounts paid or payable under the Plan shall be subject to deductions required by law including, without limitation, tax withholdings.

9.6	Primacy of Legislation

The Company shall administer the Plan in such a manner that, in the event there is a conflict between the Plan and any applicable legislation, the applicable legislation shall govern.

Article XAmendment or Termination of the Plan

10.1	Amendment and Termination Power

The Company expressly reserves the full power, authority and right to amend, suspend or discontinue the Plan, in whole or in part, at any time.

10.2	Entitlement on Termination

In the event of termination of the Plan, each Participant shall be entitled to receive such distribution of his holdings in the Plan as he would have received had he made a total withdrawal of contributions pursuant to Article VII hereof as of the date of such termination.

Article XIGeneral Conditions

11.1	Gender

Unless the context requires otherwise, reference in the Plan to male gender will include the female gender and words implying the singular number may be construed to extend to and include the plural number.

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11.2	Severability

Each provision of the Plan or part thereof is distinct and severable, and if any provision of the Plan or part thereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

11.3	Headings

Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of any of the Plan's provisions.

11.4	Governing Document

This document, as it may be amended from time to time, constitutes the Plan. No statement in any other document or communication, whether or not such document or communication is required by applicable law or Revenue Rules, shall create or confer any right or obligation other than as set out in this document or otherwise as required by applicable law or Revenue Rules, nor may any such document or communication be used or relied upon to interpret or vary any terms or provisions of the Plan.

11.5	Rights of Employees

The establishment and continuance of the Plan shall not constitute nor be deemed to constitute a contract of employment between the Company and any Employee and further, nor shall it be deemed to enhance or create any rights or obligations between the Company and any Employee or other person, their estate or personal representative beyond those described and provided herein.

11.6	No Personal Liability

Subject to applicable law, neither the Company, nor any authorized officer(s) or delegate(s) for the purposes of the Plan, nor any director, officer or other employee of the Company shall be liable to any person whatsoever for anything done or omitted to be done in respect of the administration or operation of the Plan, except where the act or omission was due to fraud, willful misconduct or gross negligence on the part of the person against whom a claim is made.

11.7	Jurisdiction

This Plan shall be governed by and interpreted in accordance with the laws of the Province of Alberta or the laws of Canada (as applicable). Any proceedings, interpretation or claims of any nature in any way pertaining to the Plan shall be determined by the courts of the Province of Alberta.